Exhibit (e)(12)
FORM OF DISTRIBUTION AGREEMENT
     This Agreement (“Agreement”) is made on the 15th day of December, 2001, by and between Pacific Select Fund (the “Fund”) and Pacific Select Distributors, Inc. (“PSD”), and amended and restated on November 14, 2005.
     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Fund is authorized to issue shares of beneficial interest (“Shares”) in separate series (each a “Portfolio” and collectively the “Portfolios”) with each such Portfolio representing interests in a separate portfolio of securities and other assets; and
     WHEREAS, the Fund intends, on behalf of each existing Portfolio together with all other Portfolios subsequently established by the Fund, as set forth in Exhibit A (attached hereto) which may from time to time be amended, to retain Pacific Select Distributors, Inc. (“PSD”); and
     WHEREAS, PSD wishes to render the services hereunder;
     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:
     1. Appointment and Acceptance. The Fund hereby appoints PSD as distributor of the Shares of the Portfolios on the terms and for the period set forth in this Agreement, and PSD hereby accepts such appointment and agrees to render the services and undertake the duties set forth herein.
     2. General Provisions.
     (a) In performing its duties as distributor, PSD will act in conformity with the registration statement of the Fund on Form N-1A (“the Prospectus”), as amended from time to time and with any instructions received from the Board of Trustees of the Fund (the “Board”), the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act, and all other applicable federal and state laws and regulations.
     (b) PSD holds itself available to receive orders for the purchase or redemption of Shares and will accept or reject orders to purchase such Shares on behalf of the Fund in accordance with the provisions of the Prospectus, and will transmit such orders as are so accepted to the Fund’s transfer agent promptly for processing.
     (c) PSD shall not be obligated to sell any certain number of Shares. Except as provided in this Agreement, no commission or other fee will be paid to PSD in connection with the sale of Shares.

     3. PSD Expenses. During the term of this Agreement, PSD will bear all its expenses in complying with this Agreement including the following expenses:
     (a) costs of sales presentations, preparation and delivery of advertising and sales literature, and any other marketing efforts by PSD in connection with the distribution or sale of Shares; and
     (b) any compensation paid to employees of PSD in connection with the distribution or sale of the Shares.
     4. Fund Expenses. The Fund shall bear all of its other expenses including, but not limited to:
     (a) preparation and setting in type, printing and distributing reports and other communications, proxies, prospectuses and statements of additional of information to existing shareholders;
     (b) registration of the Fund’s Shares with the Securities and Exchange Commission, and registration or notification of the sale of the Shares with any applicable state securities commissioners; and
     (c) qualification of the Fund’s Shares for sale in jurisdictions designated by PSD.
     5. Sale of Shares to Distributor and Sales by Distributor.
     (a) All orders through PSD shall be subject to acceptance and confirmation by the Fund.
     (b) Prior to the time of transfer of any Shares by the Fund to, or on the order of, PSD or any introducing broker, participating broker or other financial intermediary, PSD shall pay or cause to be paid to the Fund or to its order an amount in federal funds equal to the applicable net asset value of the Shares. Upon receipt of registration instructions in proper form, PSD will transmit or cause to be transmitted such instructions to the Fund or its agent for registration of the Shares purchased.
     6. Fees. PSD shall receive no fee from the Fund for services as distributor of the Shares.
     7. Reservation of Right Not to Sell. The Fund reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it.
     8. Liability and Indemnification.
     (a) PSD shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from its willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement. Any person, even though also an officer, employee or agent of PSD, who may be or become an officer, director, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee or agent or one under the control or direction of PSD even though paid by PSD.
     (b). PSD hereby agrees to indemnify and hold harmless the Fund and its officers and Trustees against any and all losses, liabilities, damages and claims arising out of or based upon any untrue or alleged untrue statement or representation made (except for such statements made in reliance on any prospectus, registration statement or sales material supplied by the Fund), any failure to deliver a currently effective prospectus, or the use of any unauthorized sales literature by any officer, employee or agent of PSD in connection with the offer or sale of Fund shares. PSD shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage or claim.
     (c) Promptly after receipt by a party entitled to indemnification under this section (“indemnified party”) of notice of the commencement of any action, if a claim for indemnification in respect thereof is to be made against PSD, such indemnified party will notify PSD in writing of the commencement thereof, and the omission to so notify PSD will not relieve it from any liability under this section, except to the extent that the omission results in a failure of actual notice to PSD and it is damaged solely as a result of the failure to give such notice.
     9. Effective Date and Termination of this Agreement. This Agreement shall take effect on the on the date first written above, and shall continue in effect, unless sooner terminated as provided herein, for two years from such date and shall continue from year to year thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) either by a majority of the entire Board of Trustees of the Fund or by a majority vote (as defined in the Prospectus) of the shareholders of the Fund; provided, however, that this Agreement may be terminated without penalty by the Board of Trustees of the Fund; by a majority vote (as defined in the Prospectus) of the shareholders of the Fund on 60 days’ written notice to PSD, or by PSD at any time, without payment of any penalty, on 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).
     10. Notices. Notices of any kind to be given to PSD by the Fund shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 700 Newport Center Drive, P.O. Box 9000, Newport Beach, California 92660, or at such other address or to such individual as shall be specified by PSD to the Fund. Notices of any kind to be given to the Fund shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 700 Newport Center Drive, P.O. Box 7500, Newport Beach, California 92660 or at such other address or to such individual as shall be specified by the Fund.

     11. Non-Exclusivity. The services of PSD to the Fund under this Agreement are not to be deemed exclusive, and PSD shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.
     12. Reports. PSD shall prepare reports for the Board of Trustees of the Fund on a quarterly basis showing such information as shall be reasonably requested by the Board from time to time.
     13. Independent Contractor. PSD shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. It is understood and agreed that PSD, by separate agreement with the Fund, may also serve the Fund in other capacities.
     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.
     15. Governing Law. This Agreement shall be governed by the laws of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Exchange Act, the Securities Act, or any rule or order of the Securities and Exchange Commission to any national or regional self-regulating organization, such as the National Association of Securities Dealers or the New York Stock Exchange.
     16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC SELECT DISTRIBUTORS, INC.

By:

Name:
Title:

By:

Name:
Title:

PACIFIC SELECT FUND

By:

Name:
Title:

Distribution Agreement
Exhibit A
Pacific Select Fund

Portfolio

Aggressive Growth Portfolio
Financial Services Portfolio
Diversified Research Portfolio
Equity Portfolio
Technology Portfolio
Short Duration Bond Portfolio
Concentrated Growth Portfolio
Growth LT Portfolio
Focused 30 Portfolio
Health Sciences Portfolio
Mid-Cap Value Portfolio
International Value Portfolio
Large-Cap Growth Portfolio
     (formerly called Blue Chip Portfolio)
Capital Opportunities Portfolio
International Large-Cap Portfolio
Fasciano Small Equity Portfolio
     (formerly called Aggressive Equity Portfolio)
Small-Cap Value Portfolio
Multi-Strategy Portfolio
Main Street Core Portfolio
Emerging Markets Portfolio
Managed Bond Portfolio
Inflation Managed Portfolio
Money Market Portfolio
High Yield Bond Portfolio
Equity Income Portfolio
Large-Cap Value Portfolio
Comstock Portfolio
Mid-Cap Growth Portfolio
Real Estate Portfolio
American Funds Growth Portfolio
Equity Index Portfolio	American Funds Growth-Income Portfolio
Small-Cap Index Portfolio	VN Small-Cap Value Portfolio
Effective January 1, 2006, agreed to and accepted by:

PACIFIC SELECT FUND

By:

Name:
Title:

PACIFIC SELECT DISTRIBUTORS, INC.

By:

Name:
Title:

By:

Name:
Title: